Exhibit 10.1

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (this “Agreement”), dated as of November 22, 2019 is between Tapinator, Inc., a Delaware corporation, having a principal place of business at 110 West 40th Street, Suite 1902, New York, New York 1001(“Tapinator” or “Company”), and Desmond Glass, an individual, with a principal address at [redacted] (“Director”).

BACKGROUND

Tapinator desires to have the benefit of Director’s knowledge and experience, and Director desires to provide services to Tapinator as provided in this Agreement. Additionally, as of the date hereof, Company and Director shall enter into a separate Indemnification Agreement to the benefit of Director (the “Indemnification Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, Tapinator and Director hereby agree as follows:

1. Term.   This Agreement shall continue for a period of two (2) years from the Effective Date and shall continue thereafter for as long as Director is elected as a member of the Board of Directors of Company (the “Board”) or as otherwise terminated pursuant to this Agreement.

2. Position and Responsibilities.

(a) Position. Company hereby retains Director to serve as a member of the Board as well as the Chairman of the Audit Committee of the Board. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company’s bylaws, as amended, and applicable law (the “Services”), and Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b) Other Activities. Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders. The ownership of less than a 10% interest in an entity, by itself, shall not constitute a violation of this duty. Except as disclosed in writing by Director to Company, Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of Directors of such obligation, prior to making such disclosure or taking such action.

(c) No Conflict. Director is not currently engaging in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board before engaging in any activity that creates a potential conflict of interest with Company. In the event Director engages in any activity that creates an actual conflict of interest with Company without the prior written consent of the Board, a majority of the disinterested members of the Board may vote to terminate this Agreement, remove Director from the Board and immediately cease any compensation under Section 3(a) and 3(b) below to Director; provided, however, Director shall continue to be entitled to expense reimbursement for any expenses incurred prior to the termination of this Agreement and in accordance with Section 3(c) below.

3. Compensation and Benefits.

(a) Director’s Option Grant. Tapinator shall grant Director equity compensation in the form of an option to purchase 200,000 shares of Tapinator’s common stock at an exercise price equal to the fair market value on the date of grant which shall vest in eight equal quarterly 25,000 share installments at the end of each quarterly anniversary of this Agreement, contingent on the Director’s continuing to provide the Services as of each vesting date. The terms and conditions of such option grant shall further be evidenced and governed by a stock option agreement, which shall be executed and delivered by both parties (the “Option Agreement”).

(b) Director Cash Fee. Director shall be entitled to a quarterly cash payment of $5,000 which shall accrue at the end of each calendar quarter beginning in the fiscal year 2020 and continuing during the term of this Agreement, contingent on the Director’s continuing to provide the Services as of each such date; provided, however, the Company shall be entitled to defer actual payment of any such accrued cash compensation until the earlier of the following: (i) the consummation of an equity, debt, or some combination thereof financing of net proceeds to the Company of at least $1,000,000 or (ii) a Corporate Transaction (as defined in the Company’s 2015 Equity Incentive Plan, as amended).

(c) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company’s expense reimbursement guidelines. Such reimbursement shall include the cost of coach airfare and one night of hotel stay for any board meeting wherein the Company specifically requests that Director shall attend such meeting in person.

(d) Records. Director shall have access to books and records of Company, as necessary to enable Director to fulfill his obligations as a Director of Company as required by Delaware law. Director shall give Company reasonable notice for any inspection of books and records that Director requests.

(e) Insurance. The Company shall at all times during the term of this Agreement maintain industry standard directors' and officers' liability insurance from a reputable insurance company which shall cover all members of the Board.

4. Termination.

(a) Right to Terminate. At any time, Director may be removed as a director as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. At any time, Director may resign as a director as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director, except as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law.

(b) Effect of Termination as Director. Upon a termination of Director’s status as a Director, this Agreement shall terminate. Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination.

5. Termination Obligations.

(a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to his services belong to Company and shall be promptly returned at the request of Company.

(b) Upon termination of this Agreement, Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

(c) The Company and Director agree that their obligations under this Section, as well as Sections 4(b), 5(a), 5(b), 6, 7, 8, 9, 13 and 14 shall survive the termination of this Agreement.

6. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7. Non-Disparagement. Director agrees he shall not knowingly disparage Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. Company agrees it shall instruct its officers, directors, employees and agents not to knowingly disparage Director in any manner that could be harmful to his business or personal reputation. This paragraph will not be violated by statements from either party that are truthful, complete and made in good faith in required response to a legal right, legal process or governmental inquiry. Nothing in this Agreement is intended to limit in any way Director’s right or ability to file a claim with the Securities and Exchange Commission (the “SEC”) or comparable state or local agencies.  These agencies have the authority to carry out their statutory duties by investigating a claim, issuing a determination, filing a lawsuit in Federal or state court in their own name, or taking any other action authorized under these statutes.  Director retains the right to participate in such any action.  Director retains the right to communicate with the SEC and comparable state or local agencies and such communication can be initiated by Director or in response to the government and is not limited by any non-disparagement obligation under this Agreement.

8. Dispute Resolution. The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the federal or state or in a New York state court in New York, New York, and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

9. Cooperation. During the term of this Agreement and subsequent to termination of this Agreement, Director agrees that, upon written request of Company, and he will make himself reasonably available, taking into account his other business and personal commitments, to cooperate with Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Director was on the Board and in respect of which Director has knowledge (collectively, “Cooperation”).  Director’s Cooperation shall include but not be limited to being available to meet with officers or employees of Company and/or Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by Company and/or Company’s counsel to effectuate the foregoing.

10. Entire Agreement. This Agreement, the Indemnification Agreement and Option Agreement are intended to be the final, complete, and exclusive statement of the terms of Director’s relationship solely with respect to his position as a Board with Company. This Agreement entirely supercedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship with Company, except for the Indemnification Agreement and Option Agreement.

11. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

12. Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director’s ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

13. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

17. Director Acknowledgment. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Board of Directors Agreement is executed as of the date first referenced above.

TAPINATOR, INC.	DIRECTOR:
By: /s/ Ilya Nikolayev Name: Ilya Nikolayev Title: Chief Executive Officer By: /s/ Andrew Merkatz Name: Andrew Merkatz Title: President	By: /s/ Desmond Glass Name: Desmond Glass